                                                                    EXHIBIT 11.1

                          GREAT PLAINS SOFTWARE, INC.
               COMPUTATION OF PRO FORMA NET INCOME PER SHARE (1)


                                                     Primary EPS                Fully Diluted EPS
                                                  Year ended May 31,            Year ended May 31,
                                                  1997           1996           1997           1996
Weighted average common shares
 outstanding                                    7,629,460      7,352,820      7,629,460      7,352,820

Common Stock equivalents:
 Assumed conversion of mandatorily
  redeemable preferred stock                    1,847,627      1,847,627      1,847,627      1,847,627
 Stock option (2)                                 526,262        564,477        541,016        591,078

Pro forma weighted average common
 and common equivalent shares
 outstanding                                   10,003,349      9,764,924     10,018,103      9,791,525

Net income                                    $ 3,644,000     $7,461,000    $ 3,644,000     $7,461,000

Unaudited pro forma net income per share      $      0.36     $     0.76    $      0.36     $     0.76


(1) Unaudited pro forma net income per share is based on the unaudited pro forma weighted average number of shares of common stock and common equivalent shares outstanding for the period. The unaudited pro forma weighted average number of shares assumes the conversion of the Company's Series A Convertible Preferred Stock and the Series B Mandatorily Redeemable Convertible Preferred Stock into 1,847,627 shares of common stock effective June 1, 1995. Because of the significant impact of the assumed conversion on the Company's capital structure and earnings per share, historical earnings per share have been excluded from the financial statements as they are not considered meaningful.

(2) Effect of applying the treasury stock method to weighted average stock option outstanding during the period.